Exhibit 10.44

SL GREEN REALTY CORP.

420 Lexington Avenue

New York, NY 10170

October 13, 2000

Andrew S. Levine, Esq.

1 Marbourne Drive

Mamaroneck, New York 10543

Dear Andy:

This letter sets forth the term and conditions of your employment with SL Green Realty Corp. (together with its successors and assigns permitted hereunder, the “Company”):

Duties and Responsibilities.   You will have the title of Executive Vice President and General Counsel.  You will have such duties and responsibilities as may be assigned to you by the Company commensurate with your title and position; provided, however that nothing herein shall be interpreted to preclude you from (1) participating as an officer or director of, or advisor to, any charitable or other tax exempt organization or otherwise engaging in charitable, fraternal or trade group activities, (ii) acting as an officer of any subsidiary of the Company, or (iii) investing your assets as a passive investor in other entities or business ventures, provided that you perform no management or similar role with respect to such entities or ventures and such investment does not violate the restrictions of the paragraph  entitled “Prohibited Activities.” During your employment in this position, you will devote all of your business time and efforts to the performance of such duties and will perform such duties in accordance with the material rules and procedures of the Company.  In addition, upon your receipt of a copy of the Company’s employment manual, you will, upon the Company’s written request, promptly acknowledge such receipt in writing.

Start Date; Term; Location.   You will commence employment on November 13, 2000 (the “Commencement Date”).  Your employment hereunder will have a three-year term beginning on the Commencement Date and, unless earlier terminated as provided herein, will terminate on the third anniversary of such date; provided, however, that the Provisions of the paragraphs entitled “Confidentiality” and “ Prohibited Activities” will survive the termination of this letter agreement. The term of this letter agreement will automatically be extended for successive one-year renewal terms, unless either party notifies the other in writing at least six months prior to the expiration of the then current term of its intention not to renew such term.  During the term of this letter agreement, you will be based in the Metropolitan New York area.

Base Salary.   Your annualized base salary during the term will be $250,000.  This salary will be payable bi-weekly beginning on the date that you commence employment, in accordance with the Company’s regular payroll practices.  Your base salary may not be reduced during the term.

Discretionary Annual Bonus.   You will be eligible for an annual bonus of the $100,000 payable in the sole discretion of the Company at the completion of each calendar year that you are employed by the Company in accordance with Company’s regular bonus practices for senior executive officers.  Notwithstanding the foregoing, the amount of such bonus payable upon your completion of calendar year 2000 with the Company will be pro rated based upon the length of your service in 2000 and then increased by $25,000.

Stock Option Awards.   Subject to the terms and conditions of the Company’s stock plan and standard form of stock  option agreement (copies of which will be provided to you), you will be granted options to purchase 65,000 shares of the Company’s common stock effective as of the Commencement Date.  The exercise price per share of the options will be the lowest closing market price during the calendar quarter ending on December 31, 2000.  Subject to the terms and conditions of the Company’s stock plan and standard form of stock option agreement, you also will be granted options to purchase 25,000 shares of the common stock of eEmerge, Inc. effective as of the Commencement Date.  The exercise price per share of the options will be $1.02.  One-fifth of each such grant of options will become exercisable on each of the first five anniversaries of the date on which you commence employment with the Company, provided that you are still employed by the Company on such anniversary.

Restricted Stock Award.   Subject to the terms and conditions of the Company’s stock plan and standard form of restricted stock option certificate, you also will be granted 15,000 restricted shares of the Company’s common stock effective as of the Commencement Date.  The restricted shares will become vested  on the following vesting dates in the following percentages, provided that you are still employed by the Company on the relevant vesting dates and subject to the terms and conditions of the Company’s stock plan and standard form of restricted stock certificate (copies of which will be provided to you):  01/01/2002 — 15%; 01/01/2003 — 15%;  01/01/2004 — 20%; 01/01/2005 — 25%; and 01/01/2006 — 25%.  You will receive all dividends paid with respect to your shares of restricted stock, at the same time that dividends are paid to the Company’s other shareholders.  On each vesting date, you also will receive an income tax gross-up payment equal to 40% of the value of the shares that become vested on such date, less applicable withholding.

Contingent Loan.   You will receive a $100,000 personal loan from the Company effective as of the Commencement Date.  One-half of the loan will be funded as of the Commencement Date, and the balance of the loan will be funded as of the first anniversary of such date, provided that you are still employed by the Company on such anniversary. Interest will accrue on the unpaid  principal balance of such loan at the applicable federal rate, and principal and accrued but unpaid interest will be due and payable on the second anniversary of the date that you commence employment with the Company, provided, however, that payment of all such principal and interest will be forgiven by the Company if you are still employed by the Company on such second anniversary, if the Company terminates your employment without Cause on or before such second anniversary or if you terminate your employment for Good Reason on or before such second anniversary.

Change in Control.   If at any time while you are still employed the Company incurs a Change in Control (as defined for purposes of the Company’s stock plan) and either you are not offered a position in the Metropolitan New York area by the surviving entity with substantially the same or greater responsibility and financial terms or, as part of a Change in Control or within 12 months after the Change in Control, the Company terminates your employment without Cause or you terminate your employment for Good Reason, then the stock options described above will become fully exercisable and the restricted stock described above will become fully vested.

Benefits.   During the term, you will be eligible to participate in the standard employee benefit plans and programs offered by the Company to senior executive officers, subject to and in accordance with the terms and conditions of such plans and programs.

Vacations.   During the term, you will be entitled to reasonable paid vacations in accordance with the then regular procedures of the Company governing senior executive officers.

Expenses.   During the term, you will be reimbursed for all reasonable business related expenses incurred by you at the request of or on behalf of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

Confidentiality.   During your employment with the Company, and at all times thereafter, you will maintain the confidentiality  of all confidential or proprietary information of the Company (“Confidential Information”), and, except in furtherance of the business of the Company or as required by law or order of a court of competent jurisdiction, you will not directly or indirectly disclose any such information to any person or entity; nor will you use Confidential Information for any purpose except for the benefit of the Company.  For purposes of this letter, “Confidential Information” includes, without limitation: client or customer lists, identities, contracts business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Company.  This restriction will apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, you.  You further agree that, during your employment with the Company and at all times thereafter, you will keep confidential and will not release, use or disclose without the prior written permission of the Company, all Confidential Information developed by you on behalf of the Company provided to you by the Company, excepting only such information as was already known to you prior to the commencement of your employment with the Company or such information as is already known to the public.

Prohibited Activities.   Because your services to the Company are essential and because you have access to the Company’s Confidential Information, you covenant and agree that (i) during your employment by the Company, (ii) in  the event  that your employment is terminated by the Company for Cause or by you without Good Reason, during the one-year period following the date of such termination, and (iii)  solely for purposes of subparagraph (iii) below, during the three-year period following the date on which your employment terminates for any reason, you will not, without the prior written consent of the Board of Directors of the

Company, which shall include the unanimous consent of the Directors who are not officers of the Company, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity):

(i)                                     engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any business that engages or attempts to engage, directly or indirectly, in any material acquisition, development, construction, operation, management or leasing of any commercial real estate property (A) anywhere in the five boroughs of New York City, regardless of whether such business is publicly or privately held, (B) anywhere in the New York City metropolitan area,  if such business or any of its affiliates (within the meaning of the Securities Act of 1933) has issued any class of publicly-traded securities, and (C) anywhere in the New York City metropolitan area, regardless of whether such business is publicly or privately held, if such business engages in the commercial real estate business in any county in which the Company also engages in the commercial real estate business (for this purpose, New York City metropolitan area includes each borough of New York City; Nassau, Orange, Putnam, Rockland, Suffolk and Westchester Counties in the State of New York; Bergen, Essex, Hudson, Hunterdon, Mercer, Middlesex, Monmouth, Morris, Passaic, Somerset, Sussex, Union and Warren Counties in the State of New Jersey; and Fairfield County in the State of Connecticut);

(ii)                                  engage in any activity to interfere with, disrupt or damage the business of the Company, or its relationships with any Company Client, employee, supplier or other business relationship; or

(iii)                               solicit, encourage, or engage in any activity to induce any Employee to terminate employment with the Company, or to become employed by, or to enter into a business relationship with, any other person or entity (for this purpose, the term Employee means any individual who is an employee of or consultant to the Company (or any affiliate) during the six-month period prior to your last day of employment).

Notwithstanding any of the foregoing, you will not be prohibited from engaging in the practice of law with, for or on behalf of any person or entity as a partner, agent, employee, consultant, or in any other capacity. In addition, the restrictions imposed by subparagraph (i) will not apply after your voluntary termination of employment if such termination occurs at east one year after your commencement of employment and you give at least 90 days’ advance written notice of termination.

Indemnification.   The Company will indemnify you to the fullest extent permitted by applicable law with respect to any actions commenced against you in your capacity as an officer or director, or former office or director, of the Company or any affiliate thereof for which you may serve in such capacity.  The Company also will use its best efforts to secure and maintain officers and directors liability insurance providing coverage for you.

Termination and Severance.   You will be an employee at will, and you or the Company may terminate your employment at any time with or without Cause. Notwithstanding the foregoing, if the Company terminates your employment during the term for any reason other than Disability or Cause, or you terminate your employment during the term with Good Reason, your base salary, annual bonus (in an amount equal to the greater of $100,000 or the average of the bonuses paid to you by the Company for the two years preceding termination) and all benefits (other than awards of stock options, restricted stock and other equity-based benefits) will be continued by the Company for 24 months following your termination, provided that you continue to pay any employee premiums applicable to such benefits. In addition, the amount of base salary and bonus payable to you during such 24-month severance period will be reduced (but not below one year’s base salary and bonus) by the amount of any salary and bonuses and the value of any other forms of compensation earned or received by you from other entities for service rendered during the 24-month period (including any deferred compensation earned or accrued during such 24-period); provided, however, that there shall be no reduction if your termination of employment occurs as part of a Change in Control or within 12 months after a Change in Control. Upon the expiration of such 24-month period, you will be eligible for COBRA continuation coverage in accordance with the terms of the Company’s group medical plan.

If your employment terminates during the term as a result of your death, the Company will pay your base salary for a period of six months fro the date of your death (or such longer period as the Company’s Board of Directors may determine) and an amount equal to one-half of the annual bonus payable under the preceding paragraph to your estate or to a beneficiary designated by you in writing prior to your death.

If your employment terminates during the term as a result of your Disability, the Company will pay you your base salary for a period of six months from the date of your termination and an amount equal to one-half of the annual bonus payable under the second preceding paragraph.

Cause Procedures.   In the event that your employment is terminated by the Company for Cause and you contend that Cause did not exist, the Company and you hereby agree to submit such claim to arbitration before the American Arbitration Association (“AAA”). In such a proceeding, the only issue before the arbitrator will be whether your employment was in fact terminated for Cause. If you dispute a termination of our employment pursuant to clause (iv) of the definition of Cause and such dispute is submitted to arbitration, the Company will continue to pay you your base salary until the date on which the arbitrator reaches a decision regarding the dispute.

If the arbitrator determines that your employment was terminated by the Company without Cause, the arbitrator shall award to you only an amount equal to the severance benefits described above, the costs of arbitration, and your attorneys’ fees. If the Company continued to pay you your base salary during the arbitration, such arbitration award will be reduced by the amount of the base salary already paid to your for periods after your termination date.

If the arbitrator determines that your employment was terminated by the Company for Cause, the arbitrator will be without authority to award you anything, the parties will each be responsible for their own attorneys’ fees, and the costs of arbitration will be paid 50% by you and 50% by the Company. In addition, if the Company continued to pay you your base salary during the arbitration, you must promptly reimburse the Company for the full amount of any base salary paid to you for periods after your termination date.

Additional Amounts.   If in the opinion of tax counsel selected by you and reasonably acceptable tot the Company, you have or will receive any compensation or benefits (including without limitation as a result of the accelerated vesting of equity awards) or recognize any income (whether or not pursuant to this letter agreement or any plan or other arrangement of the Company and whether or not the term or your employment with the Company has terminated) which will constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code (the “Code”) (or for which a tax is otherwise payable under Section 4999 of the Code or any successor provision thereto), then the Company will pay you an additional amount (the “Additional Amount”) equal to the sum of (i) all taxes payable by you under Section 4999 of the Code with respect to all such excess parachute payments and any such Additional Amount, plus (ii) all federal, state and local taxes payable by you with respect to any such Additional Amount.  Any amounts payable pursuant to this paragraph will be paid by the Company to you within 30 days of each written request therefor made by you.

Notices.   All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

if to you:

Andrew S. Levine, Esq.
1 Marbourne Drive
Mamaroneck, New York 10543

if to the Company:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Chief Executive Officer

or such other address as either party may from time to time specify by written notice to the other party hereto.

Amendments.   No amendment, modification or waiver in respect of this letter agreement will be effective unless it is in writing and signed by the party against whom such amendment, modification or waiver is sought.

Severability.   If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

Successors.   Neither this letter agreement nor any rights hereunder may be assigned or hypothecated by you.  This letter agreement may not be assigned by the Company except to any successor to the Company’s business or to all or substantially all of its assets.

Governing Law.   This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to the agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Entire Agreement.   This letter agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

Expenses.   The Company will reimburse you for legal fees and expenses actually incurred in connection with this letter agreement up to $2,500.

Definitions.   For purposes hereof:

“Cause” means that a majority (or, with respect to clause (iv), two-thirds) of the Board of Directors of the Company concludes, in good faith and after reasonable investigation, that (i) you engaged in conduct which is a felony under the laws of the United States or any state or political subdivision thereof (other than relating to the operation of a motor vehicle), (ii) you engaged in conduct constituting material breach of fiduciary duty, gross negligence or willful misconduct relating to the Company, fraud or dishonesty or willful or material misrepresentation relating to the business of the Company, (iii) you breached any of your obligations or covenants under the paragraphs entitled Confidentiality and Prohibited Activities in any material respect, or (iv) you have demonstrably failed to perform your duties at a reasonably satisfactory level, as measured by the level or performance customarily and reasonably expected of persons acting in a capacity similar to general counsels of real estate operating companies substantially similar to the Company, for 15 days after receiving notice from the Company, which notice specifically identifies the manner in which you have failed so to perform of the Board. For this purpose, no conduct will be considered willful unless you acted in bad faith and with no reasonable bass for believing that you were acting in the best interest of the Company.  Notwithstanding any provision of this letter agreement to the contrary, clause (iv) above will cease to apply upon the occurrence of a Change in Control.

“Disability” means a reasonable good faith determination of the Board of Directors of the Company that, as a result of your incapacity due to physical or mental illness or injury, you have been incapable of performing your duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of three consecutive months or any 90 days in a 180-day period.

A “Force Out” will be deemed to have occurred in the event of a Change in Control followed by:

(i)            a change in duties, responsibilities, status or position with the Company, which, in your reasonable judgment, does not represent a promotion from or maintaining of your duties, responsibilities, status or positions as in effect immediately prior to the Change in Control, or any removal of you from or any failure to reappoint or reelect you to such positions, except in connection with the termination of your employment for Cause, disability, retirement or death.  It will not, by itself, constitute a change in your duties, responsibilities, status or position for purposes of this paragraph if you are not the general counsel of the surviving or parent entity following a Change in Control, provided that you remain the general counsel of the business conducted by the Company immediately prior to such Change in Control;

(ii)           a reduction by the Company in your base salary as in effect immediately prior to the Change in Control or the failure of the Company to pay you a discretionary annual bonus for any year ending after the Change in Control in an amount equal to or greater than the amount of the discretionary annual bonus paid to you for the last year ending before the Change in Control;

(iii)          the failure by the Company to continue in effect any of the benefit plans in which you are participating at the time of the Change in Control of the Company (unless you are permitted to participate in any substitute benefit plan with substantially the same terms and to the same extent and with the same rights as you had with respect to the benefit plan that is discontinued) other than as a result of the normal expiration of any such benefit plan in accordance with this terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such benefit plans on at least as favorable a basis to you as was the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such benefit plans of deprive you of any material benefits enjoyed by you at the time of the Change in Control; provided, however, that any such action or inaction on the part of the Company, including any modification, cancellation or termination of any benefits plan, undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employment Retirement Income Security Act of 1974, shall not constitute a Force Out for the purposes of this Agreement;

(iv)          the Company’s requiring you to be based in an office located beyond a reasonable commuting distance from your residence immediately prior to the Change in Control, except for the required travel relating to the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control; or

(v)           the failure by the Company to obtain from any successor to the Company an agreement to be bound by this letter agreement.

“Good Reason” means (i) a failure of the Board of Directors of the Company to elect you to offices with the same or substantially the same duties and responsibilities as described in this letter agreement; (ii) a material failure by the Company to comply with the provisions of this letter agreement which has not been cured within thirty days after notice of noncompliance (specifying the nature of the noncompliance) has been given by you to the Company; or (iii) a Force Out (as defined above) has occurred.  Notwithstanding any provision of this letter agreement to the contrary, with “Good Reason” will not include any assignment of you to a position or office that has new or different duties, provided that such position or office is principally related to the provision of legal services, has a substantially similar level or responsibility to your immediately preceding position or office and is commensurate with your education, skills and experience.

We look forward to working with you in your new position.  Please acknowledge your agreement with and intent to be bound by the terms of this letter by signing a copy of the letter and returning it to the undersigned as soon as possible.

SL GREEN REALTY CORP.

	By:	/s/ MARC HOLLIDAY
	Name:	Marc Holliday
Title: Chief Investment Officer
ACKNOWLEDGED AND AGREED
this 13th day of October, 2000.

/s/ ANDREW S. LEVINE
Andrew S. Levine